EXHIBIT 23.2

FAX (713) 651-0849 SUITE 4600 HOUSTON< TEXAS 77002-5294 TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-1 of Goodrich Petroleum Corporation to be filed on or about May 7, 2021, of all references to our firm and information from our report dated February 10, 2021, included in or made a part of the Annual Report on Form 10-K of Goodrich Petroleum Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, LP
TBPE Firm Registration No. F-1580

Houston, Texas

May 7, 2021

SUITE 800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258